Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dorman Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-52946, 33-56492 and 333-157150) on Form S-8 of Dorman Products, Inc. and subsidiaries (the “Company”) of our reports dated March 6, 2009, with respect to the consolidated balance sheets of Dorman Products, Inc. as of December 27, 2008 and December 29, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 27, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 27, 2008, which reports appear in the December 27, 2008 annual report on Form 10-K of Dorman Products, Inc.

Our report on the consolidated financial statements refers to the Company’s December 31, 2006, adoption of the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes.

KPMG LLP

Philadelphia, Pennsylvania
March 6, 2009